Exhibit 99.1

Aerosonic Reports Second Quarter Results

CLEARWATER, Fla. – September 13, 2010 - Aerosonic Corporation (NYSE AMEX: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its quarterly report on Form 10-Q for the quarter ended July 30, 2010, with the United States Securities and Exchange Commission.

	Three Months Ended (Unaudited)		Six Months Ended (Unaudited)
	July 30, 2010	July 31, 2009	July 30, 2010	July 31, 2009
Sales, net	$6,813,000	$8,114,000	$13,744,000	$16,888,000
Gross profit	2,099,000	3,163,000	4,253,000	6,473,000
Operating income	280,000	1,004,000	679,000	2,735,000
Net income	$18,000	$556,000	$277,000	$1,931,000
Earnings per share
Basic	$0.00	$0.15	$0.07	$0.53
Diluted	$0.00	$0.14	$0.07	$0.51

Net sales for the second quarter of fiscal year 2011 decreased $1,301,000, or 16%, to $6,813,000 when compared to $8,114,000 for the second quarter of fiscal year 2010. Net sales for the six months ended July 30, 2010 decreased $3,144,000, or 19%, to $13,744,000 when compared to $16,888,000 for the six months ended July 31, 2009. During the three and six months ended July 30, 2010, the sales volume decreased on reduced demand for transmitter products, sensor products and spares. The sales volume for the three and six months ended July 31, 2009 was enhanced through the fulfillment of backlogged sales caused by the August 8, 2008 fire, offsetting the initial impacts of the recession.

Gross profit decreased from 39% for the second quarter of fiscal year 2010 to 31% for the second quarter of fiscal year 2011. On a year to date basis, gross profit decreased from 38% for the first six months of fiscal year 2010 to 31% for the first six months of fiscal year 2011. The three and six month comparative decrease in gross profit percentage reflects the effects of a significantly higher mix of mechanical products, which historically produce lower gross margins, as well as contract loss provisions of approximately $286,000 on two customer funded development contracts.

The Company reported net income for the quarter ended July 30, 2010 of approximately $18,000, or $0.00 basic and diluted earnings per share, versus net income of approximately $556,000, or $0.15 basic and $0.14 diluted earnings per share for the quarter ended July 31, 2009. For the six months ended July 30, 2010, the Company reported net income of approximately $277,000, or $0.07 basic and diluted earnings per share, versus net earnings of approximately $1,931,000, or $0.53 basic and $0.51 diluted earnings per share for the six months ended July 31, 2009.

“Aerosonic continues to invest in preparation for the next phase of growth in aircraft manufacture and upgrades, and will benefit substantially as our markets, particularly business jets, begin to recover. These investments, critical to winning new business for the company, include new product and service developments, operational improvements, and workforce skills.” said Doug Hillman, President and CEO.

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products.  Locations of the Company include Clearwater, Florida and Charlottesville, Virginia.  For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.